EXHIBIT 99.1

News Releases

WestCoast Hospitality Corporation Announces
First Quarter Financial Results; RevPAR Increases 6.2%

May 5, 2004

SPOKANE, Wash., May 5, 2004 /PRNewswire-FirstCall via COMTEX/ — WestCoast Hospitality Corporation (NYSE: WEH) today announced financial results for the first quarter ended March 31, 2004. The Company reported total revenues of $41.6 million for the first quarter of 2004, compared to $40.2 million for the comparable period in 2003. RevPAR (revenue per available room) for comparable hotels (hotels owned, leased, managed and franchised for at least one year) increased 6.2% from $33.03 in the first quarter of 2003 to $35.08 in the comparable period of 2004. The increase in RevPAR resulted from an increase in average occupancy, from 48.3% in the first quarter of 2003 to 51.3% for the first quarter of 2004, and a slight increase in average daily rate, to $68.39. EBITDA (earnings before interest, taxes, depreciation and amortization) was $2.6 million in the first quarter of 2004 compared to $2.5 million for the first quarter of 2003. Loss per share was $0.21 in the first quarter of 2004, compared to a per share loss of $0.19 in the prior year first quarter.

Hotel and restaurant revenue increased during the quarter, from $34.1 million in the first quarter of 2003 to $34.9 million in the comparable period of 2004. The Company was able to increase revenue by executing on its previously stated strategy of growing market share by increasing occupancy levels, while maintaining average daily rate. Central reservation technology upgrades that were implemented in 2003 and distribution strategies enabled by this new technology contributed to this success. During the quarter the total room revenue contribution to hotels from the central reservation system increased, raising system wide hotel room revenue contribution from 25.4% to 29.9%. The majority of the rooms contribution increase was derived from third party Internet sites, also referred to as alternate distribution systems (ADS).

“We are happy with the positive impact of the investment in technology and inventory management strategies we implemented last year,” stated John Taffin, Executive Vice President of Hotel Operations. “The benefits of our approach to ADS merchant models are beginning to take hold and we are competing well on third party Internet sites. Our guaranteed lowest rate program for our proprietary sites is also beginning to have a positive impact by driving traffic to our sites.”

During the quarter the Company implemented its “We Promise or We Pay” initiative, which guarantees that hotel rates found at its www.redlion.com and www.westcoasthotels.com websites are at least as competitive as any rates found elsewhere on the Internet. The Company also will be implementing two other important guest initiatives during the second quarter of 2004. First, high speed Internet access was installed in many of the Company’s owned hotels during the first quarter of 2004 with the remaining hotel installations to be completed during the second quarter. Second, the Company will be upgrading most of its guestrooms with new pillowtop mattresses, linens, carpets and coverlets as part of a program designed to enhance guest comfort.

While departmental operating expenses in the hotel division were well managed, hotel and restaurant non-departmental operating expenses increased during the quarter. The increase was due in part to additional sales personnel training costs and higher sales department salaries and wages associated with the deployment of a stronger sales force. Utility costs were also higher as compared to the prior year. These increases negatively impacted year on year margins in the division.

During 2004, the Company closed on two hotel acquisitions, in Yakima and Bellevue, Washington. Both transactions utilized proceeds from the 2003 sale of the Red Lion River Inn, which accommodated a Section 1031 tax deferred exchange.

Franchise, central services and development revenue was $576 thousand compared to $1.1 million in the prior year period. The decrease in revenue was primarily due to a reduction in royalty fees resulting from a net decline in the number of hotels franchised by the Company, from 31 franchises in place during the first quarter of 2003 to 22 during the first quarter of 2004. Operating expenses for the first quarter of 2004 declined $212 thousand compared to the prior year.

Entertainment division revenue increased 37.8% during the quarter, from $2.6 million in the first quarter of 2003 to $3.6 million in the comparable period of 2004, while departmental profit margins increased from 15.8% to 21.9%. The strong financial performance for the division was primarily the result of WestCoast Entertainment presenting three major Broadway shows in the first quarter of 2004 as compared to two in the same period of 2003, and partly the result of favorable ticket sales in the majority of our geographic regions. Oregon and Washington regions both returned positive revenue results and the Company’s ticketing presence in the Seattle area was expanded during the quarter. New opportunities in both states are being explored. Colorado region market share continues to increase, and while most revenue segments in the region had positive results for the quarter, ski lift ticket sales declined approximately 8% to 11% for most Colorado resorts. In April 2004, the Company announced the expansion of ticketing services into the Green Bay, Wisconsin market with a ticketing services agreement with Event Pro, LLC.

Real estate division revenue increased during the quarter, from $2.3 million in the first quarter of 2003 to $2.5 million in the first quarter of 2004. The revenue increase was primarily due to additional leasing income and residential development fees earned during the first quarter. Additional costs were incurred for leasing commissions associated with the new leasing contracts while energy costs and certain other expenses increased as well.

During the first quarter, the Company closed on a public offering through WestCoast Hospitality Capital Trust of $46 million of trust preferred securities, the holders of which are entitled to cumulative cash distributions at a 9.5% annual rate. The trust used the offering proceeds to acquire debentures from the Company having payment terms that mirror the distribution terms of the trust preferred securities. The net proceeds from the offering, after offering costs of $2.3 million, were $43.7 million. The transaction successfully completed a year long effort to positively reposition the Company’s debt and capital structure.

For three main reasons, depreciation and amortization increased $469 thousand during the quarter. First, capital additions added to the depreciable base of property and equipment. Second, the amortization of deferred finance costs associated with the borrowing made during 2003 increased amortization expense. Finally, the first quarter of 2004 included depreciation of certain assets previously held for sale for which no expense was recognized in the first quarter of 2003.

Interest expense increased during the quarter from $2.6 million in the first quarter of 2003 to $3.3 million in the first quarter of 2004. The increase was due to a greater average amount of outstanding interest-

bearing debt, primarily due to the debentures issued in connection with the trust preferred offering. While interest on these new debentures is payable at a 9.5% rate, the interest is deductible under current Federal tax law, which gives the debentures an effective post tax rate of approximately 6.2%. Proceeds from the sale of the debentures were used in part to redeem all of the Company’s outstanding preferred stock, resulting in a reduced preferred stock dividend as compared to the first quarter of 2003 because the preferred stock dividend only accrued during the portion of the first quarter that the preferred stock was outstanding. Dividends on the preferred stock were payable at an average rate of 8.5%, and were not tax deductible, which gave the stock a higher effective post tax rate than that of the new debentures. 97.7% of the Company’s outstanding debt is now fixed-rate debt. The Company believes this is favorable as the economic outlook points towards rising interest rates in the upcoming year.

The Company’s President and CEO, Arthur Coffey, continues to satisfactorily recuperate from a snowmobile accident on February 14, 2004. Mr. Coffey recently participated in the Company’s senior management team retreat on April 19, 2004. He has also been progressively increasing his review of the Company’s operations, and periodically provides management with recommendations and insights regarding the Company’s initiatives. The Company expects Mr. Coffey to return to the office during the second quarter of 2004.

WestCoast Hospitality Corporation is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of mid-scale, full service hotels under its WestCoast® and Red Lion® brands. In addition, through its entertainment division, which includes its TicketsWest.com, Inc. subsidiary, it engages in event ticket distribution and promotes and presents a variety of entertainment productions. G&B Real Estate Services, its real estate division, engages in traditional real estate-related services, including developing, managing and acting as a broker for sales and leases of commercial and multi-unit residential properties.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company’s annual report on Form 10-K for the 2003 fiscal year and in other documents filed by the Company with the Securities and Exchange Commission.

CONTACT:
Peter Hausback
VP, Chief Financial Officer
+1-509-777-6338
InvestorRelations@WestCoastHotels.com

WestCoast Hospitality Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands)

	Three months ended March 31,
	2004	2003	$ Change	% Change
Revenue:
Hotels and restaurants	$34,866	$34,096	$770	2.3%
Franchise, central services and development	576	1,089	(513)	-47.1%
Entertainment	3,585	2,601	984	37.8%
Real estate	2,513	2,302	211	9.2%
Corporate services	90	88	2	2.3%

Total revenues	41,630	40,176	1,454	3.6%
Operating expenses:
Hotels and restaurants	34,070	32,631	1,439	4.4%
Franchise, central services and development	267	479	(212)	-44.3%
Entertainment	2,801	2,190	611	27.9%
Real estate	1,448	1,217	231	19.0%
Corporate services	72	77	(5)	-6.5%
Depreciation and amortization	3,076	2,607	469	18.0%
(Gain) loss on asset dispositions	(189)	332	(521)	-156.9%
Conversion expenses	—	288	(288)	-100.0%

Total direct expenses	41,545	39,821	1,724	4.3%
Undistributed corporate expenses	785	740	45	6.1%

Total expenses	42,330	40,561	1,769	4.4%

Operating loss	(700)	(385)	(315)	81.8%
Other income (expense):
Interest expense	(3,287)	(2,642)	(645)	24.4%
Interest income	95	104	(9)	-8.7%
Other income, net	16	19	(3)	-15.8%
Equity income in investments, net	19	58	(39)	-67.2%
Minority interest in partnerships	119	112	7	6.3%

Loss before income tax benefit	(3,738)	(2,734)	(1,004)	36.7%
Income tax benefit	(1,390)	(965)	(425)	44.0%

Net loss	(2,348)	(1,769)	(579)	32.7%
Preferred stock dividend	(377)	(640)	263	-41.1%

Loss applicable to common shareholders	$(2,725)	$(2,409)	$(316)	13.1%

EBITDA(A)	$2,625	$2,515	$110	4.4%
EBITDA as a percentage of revenues	6.3%	6.3%

(A) The definition of “EBITDA” and how that measure relates to net income is discussed below under Non-GAAP Financial Measures. EBITDA represents net income, or in this case net loss, before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.

WestCoast Hospitality Corporation
Earnings (Loss) Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended March 31,
	2004	2003	$ Change	% Change
Loss per common share:
Basic and diluted	$(0.21)	$(0.19)
Weighted average shares — basic	13,024	12,992
Weighted average shares — diluted(A)	13,024	12,992
Comparable Hotel Statistics:
Combined (owned, leased, managed and franchised)(B)
Average occupancy(C)(F)	51.3%	48.3%
ADR (D)	$68.39	$68.35	$0.04	0.1%
RevPAR (E)(F)	$35.08	$33.03	$2.05	6.2%

(A)	For the three months ended March 31, 2004 and 2003 both operating partnership units outstanding and options to purchase common stock were anti-dilutive and are therefore not included in the calculation of loss per common share.

(B)	Includes hotels owned, leased, managed and franchised for greater than one year by WestCoast Hospitality Corporation.

(C)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(D)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(E)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(F)	Rooms under significant renovation were excluded from total available rooms. Due to the short duration of renovation, in the opinion of management, excluding these rooms did not have a material impact on RevPAR or average occupancy.

WestCoast Hospitality Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31,	December 31,
	2004	2003
Assets:
Current assets:
Cash and cash equivalents	$14,337	$8,121
Restricted cash	5,288	4,952
Accounts receivable, net	10,166	9,306
Inventories	1,990	2,140
Prepaid expenses and other	3,626	2,137

Total current assets	35,407	26,656
Property and equipment, net	269,294	264,039
Goodwill	28,042	28,042
Intangible assets, net	14,217	14,412
Other assets, net	22,378	20,076

Total assets	$369,338	$353,225

Liabilities:
Current liabilities:
Accounts payable	$5,977	$6,990
Accrued payroll and related benefits	6,028	4,849
Accrued interest payable	773	775
Advance deposits	454	253
Other accrued expenses	9,528	8,069
Long-term debt, due within one year	5,763	5,667

Total current liabilities	28,523	26,603
Long-term debt, due after one year	144,594	145,770
Deferred income	9,090	9,279
Deferred income taxes	16,961	16,761
Minority interest in partnerships	2,504	2,623
Debentures due WestCoast Hospitality Capital Trust	47,423	—

Total liabilities	249,095	201,036
Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value 588,236 issued and outstanding at December 31, 2003	—	6
Additional paid-in capital, preferred stock	—	29,406
Common stock - 50,000,000 shares authorized; $0.01 par value; 13,045,549 and 13,006,361 shares issued and outstanding	130	130
Additional paid-in capital, common stock	84,387	84,196
Retained earnings	35,726	38,451

Total stockholders’ equity	120,243	152,189
Total liabilities and stockholders’ equity	$369,338	$353,225

WestCoast Hospitality Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Three months ended March 31,
	2004	2003
Operating activities:
Net loss	$(2,348)	$(1,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,076	2,607
(Gain) loss on disposition of property and equipment and other assets	(189)	332
Deferred income tax provision	200	350
Minority interest in partnerships	(119)	(112)
Equity in investments	(19)	(58)
Compensation expense related to stock issuance	—	5
Provision for (recovery of) doubtful accounts	(23)	111
Change in current assets and liabilities:
Restricted cash	(336)	(341)
Accounts receivable	(837)	139
Inventories	150	135
Prepaid expenses and other	(1,489)	(1,345)
Accounts payable and income taxes payable	(1,013)	(484)
Accrued payroll and related benefits	1,179	(442)
Accrued interest payable	(2)	10
Other accrued expenses and advance deposits	2,293	2,427

Net cash provided by operating activities	523	1,565
Investing activities:
Additions to property and equipment	(7,019)	(2,658)
Proceeds from disposition of property and equipment	7	5
Proceeds from investment distribution	122	—
Investment in WestCoast Hospitality Capital Trust	(1,423)	—
Advances to WestCoast Hospitality Capital Trust	(2,065)
Other, net	(14)	136

Net cash used in investing activities	(10,392)	(2,517)
Financing activities:
Proceeds from note payable to bank	11,000	22,200
Repayment of note payable to bank	(11,000)	(20,000)
Proceeds from debenture issuance	47,423	—
Repurchase and retirement of preferred stock	(29,412)	—
Proceeds from short-term debt	—	1,800
Repayment of long-term debt	(1,080)	(893)
Proceeds from issuance of common stock under employee stock purchase plan	51	55
Preferred stock dividend payments	(1,011)	(646)
Principal payments on capital lease obligations	—	(99)
Proceeds from option exercises	140	—
Additions to deferred financing costs	(26)	(27)

Net cash provided by financing activities	16,085	2,390
Change in cash and cash equivalents:

Net increase in cash and cash equivalents	6,216	1,438
Cash and cash equivalents at beginning of period	8,121	752

Cash and cash equivalents at end of period	$14,337	$2,190

WestCoast Hospitality Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)

The following is a reconciliation of EBITDA to net loss for the period presented:

	Three months ended
	March 31,
	2004	2003
EBITDA	$2,625	$2,515
Income tax benefit	1,390	965
Interest expense	(3,287)	(2,642)
Depreciation and amortization	(3,076)	(2,607)

Net loss	$(2,348)	$(1,769)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income, or in this case net loss, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).

We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

SOURCE WestCoast Hospitality Corporation

Peter Hausback, VP, Chief Financial Officer of WestCoast
Hospitality Corporation, +1-509-777-6338, or
InvestorRelations@WestCoastHotels.com

http://www.redlion.com